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                                                               EXHIBIT 10.2

                             CONFIDENTIAL AGREEMENT

      This Agreement is entered by and between Donald D. Strench ("Strench") and AirNet Systems, Inc., an Ohio corporation ("AirNet").

      WHEREAS, Strench is currently employed by, and is an officer of, AirNet;

      WHEREAS, AirNet desires to continue to employ Strench to perform certain functions for AirNet at and after the Effective Date (as defined below);

      WHEREAS, AirNet and Strench desire to enter into an agreement to establish the rights and obligations of Strench and AirNet in such employment relationship;

      NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration contained herein, the parties agree as follows:

      1. Strench will continue to satisfactorily discharge such duties and responsibilities as may be reasonably assigned to him by AirNet's Chief Executive Officer and, provided he does so, shall remain employed by AirNet with the title of Vice President until the date Strench resigns from AirNet ("Resignation Date"). Strench agrees to resign from AirNet upon the earlier of (i) six (6) months after receipt of a Resignation Request from AirNet pursuant to Section 2 below or (ii) the date Strench commences comparable or satisfactory employment elsewhere. On the Resignation Date, Strench shall resign from all positions held at AirNet and AirNet shall, within a reasonable time before or after the Resignation Date, issue a press release announcing Strench's resignation.

      2. At any time following six (6) months after the Effective Date of this Agreement as defined below, and upon six (6) months prior written notice, AirNet may request Strench to resign from AirNet ("Resignation Request"), and Strench shall resign from AirNet. During the notice period, Strench shall retain his then current title and reporting relationship and continue to receive his then current compensation but shall be under no obligation with respect to performance of any duties or responsibilities related to his employment at AirNet.

      3. On or after the Effective Date of this Agreement, and upon two (2) weeks prior written notice from Strench to AirNet ("Notice of Resignation"), Strench may resign from AirNet.


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      4.    Upon the later of (i) August 28, 1998 or (ii) three (3) business days following the Effective Date of this Agreement, AirNet agrees to pay to Strench the sum of Two Hundred Thousand Dollars ($200,000.00) as a transaction bonus (the "Bonus") for Strench's role in the Quick acquisition transaction. Any public acknowledgment of this payment shall characterize such payment as a "bonus" based on performance and not as a termination payment.

      5. Separate and apart from the Bonus, AirNet agrees to continue to pay Strench no less than his current compensation until the earlier of
            (i) the date on which a Resignation Request is delivered to Strench in accordance with Section 2 above or (ii) the Resignation Date.

      6.    Upon delivery of a Resignation Request to Strench in accordance with
            Section 2 above, AirNet shall pay Strench the sum of One Hundred Five Thousand Dollars ($105,000.00) payable in installments of Eight Thousand Seventy Six Dollars and Ninety-Two Cents ($8,076.92) every two weeks in accordance with the AirNet payroll schedule for a period of thirteen (13 pay periods). Any public acknowledgment of this payment shall characterize such payment as "salary" and not as a termination payment.

      7. In the event Strench provides AirNet with a Resignation Notice within one (1) year of the Effective Date of this Agreement, then, within three (3) business days, AirNet shall pay to Strench the lump sum of One Hundred Five Thousand Dollars ($105,000.00) less any payments made by AirNet subsequent to delivery of a Resignation Request to Strench in accordance with Section 2 above and as set forth in Section 6 above. Any public acknowledgment of this payment shall characterize such payment as a "bonus" based on performance and not as a termination payment.

      8. If Strench elects to exercise any of his AirNet stock options, he must do so no later than ninety (90) days following the Resignation Date. Strench shall not be subject to any AirNet purchase/sale "windows" following receipt of a Resignation Request from AirNet or a Resignation Notice and shall be indemnified by AirNet for any charges or claims arising from such exercise of such options or the sale of his AirNet stock.

      9. Strench may maintain his current office at AirNet until ninety (90) days following receipt of a Resignation Request from AirNet. Strench may also retain his phone number, voice mail box, and electronic mail box at or through AirNet until the Resignation Date. Strench shall retain the privilege to "fly the system" at AirNet until the Resignation Date.


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      10.   Strench shall purchase his personal computer equipment, facsimile machine and cellular phone for the sum of Three Thousand Dollars ($3,000.00), which is the estimated fair market value of such equipment. The cellular phone contract for Strench's cellular phone, which is under AirNet's name, shall be terminated upon the resignation date. Until that time, AirNet shall continue to be responsible for all of Strench's associated cellular phone charges consistent with past practice.

      11. All other current benefits of Strench's employment with AirNet, including group health insurance, shall be continued until the Resignation Date, at which time all compensation and benefits from AirNet to Strench shall cease, except as otherwise provided in this Agreement.

      12. In consideration of the above payments and promises, which are in addition to what Strench would otherwise be entitled absent this Agreement, Strench releases and forever discharges AirNet, and AirNet's subsidiaries and all affiliated corporations, and AirNet's directors, agents, shareholders, predecessors, successors, employees and assigns, from any and all actions and causes of action with respect to any matter or thing occurring prior to the Effective Date hereof, including without limitation, any aspect of Strench's employment by, or separation from, AirNet, including but not limited to any and all claims under any federal, state, or local statute dealing with any type of discrimination in employment, and any claim for breach or contract or implied contract. Further, Strench covenants not to sue AirNet and agrees to never commence, maintain, or prosecute any action, lawsuit, claim, charge, or grievance against AirNet or any affiliate of AirNet based upon any claim or cause of action which Strench has released in this Agreement.

      13. AirNet and Strench agree that the negotiation and terms of this Agreement are strictly confidential and shall not be reported, divulged, publicized or in any way revealed to any person, corporation, agency or entity not a party to this Agreement, except:
            (a) as required by law and then only to the extent required by law;
            (b) to Strench's attorney or financial consultant; or (c) as otherwise may be agreed to by the parties.

      14. In accordance with the Older Workers Benefit Protection Act, Strench acknowledges and agrees that: (1) he has been advised to consult with a person of his choice, including an attorney, prior to executing this Agreement; (2) he has had at least twenty-one (21) days from the date of receipt a draft of this Agreement to consider signing it; (3) the Agreement is written in clear and understandable language and Strench fully understands the terms hereof; and (4) after Strench signs this Agreement, he has seven (7) days from that date to change his mind and revoke the Agreement. To revoke the Agreement, Strench must clearly communicate his revocation decision to AirNet's Chief Executive Officer within the seven day period. Strench understands and agrees that should he revoke the Agreement as set forth above, AirNet's obligations under this


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            Agreement will be null and void. If Strench does not revoke the
            Agreement pursuant to this Section 14, the Agreement shall be deemed in full force and effect as of the eighth (8th) day following execution of the Agreement (the "Effective Date").

      15. The terms of the Agreement consisting of four (4) pages, shall supersede any and all prior agreements of the parties, whether written or verbal, and are contractual in nature. The Agreement shall be subject to Ohio law, and may not be modified except by writing signed by Strench and AirNet's Chief Executive Officer.

                  IN WITNESS WHEREOF, the undersigned voluntarily and knowingly signed this Agreement this 6th day of August, 1998.

            WITNESSED:

            /s/ William R. Sumser              /s/ Donald D. Strench
            -----------------------------      ---------------------------------
                                               Donald D. Strench
            /s/ Ann Mancuso
            -----------------------------

                  IN WITNESS WHEREOF, the undersigned duly authorized officer of
            AirNet Systems, Inc. voluntarily and knowingly signed this Agreement this 6th day of August, 1998.

            WITNESSED:                         AIRNET SYSTEMS, INC.

            /s/ William R. Sumser              By: /s/ JGM
            -----------------------------         ------------------------------

            /s/ Ann Mancuso                    Its: CEO
            -----------------------------          -----------------------------

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